EXHIBIT 99.1

   Aegis SafetyNet Radio Bridge Used in Weapons of Mass Destruction
                          Exercises in Kauai

    SCOTTSDALE, Ariz.--(BUSINESS WIRE)--June 14, 2004--Aegis Assessments, Inc. (OTCBB:AGSI) announced today that the company participated in the recent Weapons of Mass Destruction Civil Support Team, or "WMD-CST," exercises hosted by the Kauai Civil Defense Agency in Lihue, Kauai from June 7 through June 9, 2004. The exercises simulated various Weapons of Mass Destruction, or "WMD," scenarios, including explosions and chemical and biological attacks resulting in mass casualties. Representatives of the Department of Homeland Security observed the drills. Participants included the 93D WMD-CST Hawaii National Guard and WMD-CST Alaska National Guard; the Kauai Police Department; the Kauai Fire Department; the American Red Cross; the Kauai Department of Health and the Department of Land & Natural Resources.
    The company was invited to demonstrate its SafetyNet(TM) Radio Bridge(TM) at the exercises by the Kauai Civil Defense Agency. The SafetyNet(TM) Radio Bridge(TM) interconnects incompatible radios and bridges them beyond their normal capabilities to provide radio interoperability at an emergency site in a matter of minutes.
    "These exercises gave us an opportunity to use the SafetyNet(TM) Radio Bridge(TM) in scenarios which are as close to real emergency situations as possible," said Richard Reincke, the company's Chief Operating Officer. "Mitigating the effects of a Weapon of Mass Destruction depends on coordinating the operations of federal, state and local emergency responders. These training exercises allowed us to work with National Guard, police and fire communications teams in simulated WMD incidents and responses."
    The mission of WMD Civil Support Teams is to support local and state authorities at domestic WMD/NBC (Nuclear, Biological, Chemical) incident sites by identifying agents and substances, assessing a suspected WMD attack, advising civilian responders on appropriate actions, and facilitating the arrival of additional state and federal military forces. Each team consists of 22 full-time Army and Air National Guardsmen and is broken down into six smaller teams -- command, operations, communications, administration and logistics, medical, and survey.
    The WMD Civil Support Teams are unique because of their federal-state relationship. They are federally resourced, federally trained and federally evaluated, and they operate under federal doctrine. But they perform their mission primarily under the command and control of the governors of the states in which they are located. Operationally, they fall under the command and control of the adjutant generals of those states. As a result, they will be available to respond to an incident as part of a state response, well before federal response assets would be called upon to provide assistance. If the situation were to evolve into an event that overwhelmed state and local response assets, the governor could request the president to issue a declaration of national disaster and to provide federal assistance. At that point, the team would continue to support local officials in their state status, but would also assist in channeling additional military and other federal assets in support of the local commander.
    "Communication between agencies is the key to managing the consequences of a chemical, biological, radiological, nuclear or high-yield explosive incident," Mr. Reincke said. "That's why exercises like this are so important. We believe the SafetyNet(TM) Radio Bridge(TM) will help first responders coordinate their efforts during an emergency and we're working to integrate our technology with the Department of Defense's overall program to provide support to civil authorities in the event of an incident involving weapons of mass destruction in the United States."

    About Aegis Assessments, Inc.

    Through the SafetyNet(TM) line of products, Aegis provides wireless security solutions to public safety agencies and commercial security companies for homeland security and life safety applications. Integrating emergency and life safety systems available to the public and private sectors is the new challenge in homeland security that the company's products and technologies address.

    "Safe Harbor Statement" under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements that involve risks and uncertainties. Statements in this press release other than statements of historical fact are forward-looking statements that are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results, events and performance could vary materially from those contemplated by these forward-looking statements. These statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from results expressed or implied by forward-looking statements. You should not place undue reliance on forward-looking statements, because they involve these risks and uncertainties. You should independently investigate and fully understand all risks before making investment decisions.

    CONTACT: Aegis Assessments, Inc.
             Bob Williams, 480-778-9140 ext. 108
             bob@aegiscorporate.com
             www.aegiscorporate.com